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Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Series A Preferred Stock Purchase Rights)
of
Craftmade International, Inc.
at
$5.25 Net Per Share in Cash
by
Litex Acquisition #1, LLC
a wholly-owned subsidiary of
Litex Industries, Limited

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, APRIL 7, 2010, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

        Enclosed for your consideration are an Offer to Purchase dated March 2, 2010 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") relating to the offer by Litex Acquisition #1, LLC ("Purchaser"), a Texas limited liability company and wholly-owned subsidiary of Litex Industries, Limited, a Texas limited partnership ("Litex"), to purchase (i) all issued and outstanding shares of common stock, par value $0.01 per share (the "Stock"), of Craftmade International, Inc., a Delaware corporation (the "Company") and (ii) the associated Series A Preferred stock purchase rights (the "Rights" and together with the Stock, the "Shares") issued pursuant to the Rights Agreement dated as of June 23, 1999, as amended by Amendment No. 1 to Rights Agreement dated as of June 9, 2009, by and between the Company and Computershare Trust Company, N.A., (the "Rights Agreement") for $5.25 per share net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer.

        Holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date (as such term is defined in "The Offer—Section 14—Conditions of the Offer" of the Offer to Purchase) has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates (as such term is defined in "The Offer—Section 2—Acceptance for Payment and Payment" of the Offer to Purchase) have been distributed to holders of Shares prior to the time a holder's Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a holder receiving Rights Certificates by use of the guaranteed delivery procedures described below. In any case, a tender of Shares constitutes an agreement by the tendering holder to deliver Rights Certificates to the Depositary representing a number of Rights equal to the number of Shares tendered pursuant to the Offer within a period ending on the later of (1) three Nasdaq Global Market trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date that Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date. Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

        The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step the acquisition of the Company, is intended to facilitate the acquisition of all issued and outstanding Shares. If the Offer is consummated, Litex and Purchaser intend, as soon as practicable after consummating the Offer, to have Purchaser, or another direct or indirect wholly-owned subsidiary of Litex, consummate the Proposed Merger with the Company (the "Proposed Merger"). At the effective time of the Proposed Merger, each then outstanding Share (other than Shares held by Litex and its subsidiaries, Shares held in the treasury of the Company, Shares held by subsidiaries of the Company, if any, and Shares held by the Company's stockholders who have perfected their appraisal rights in accordance with Section 262 of the DGCL), would be canceled and converted automatically into the right to receive an amount in cash per Share equal to the highest price per Share paid by us pursuant to the Offer, without interest (and less any applicable withholding taxes). Upon consummation of the Proposed Merger, the Company would be a wholly-owned subsidiary of Litex.

        We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is directed to the following:

          1.     The offer price is $5.25 per share, net to you in cash (subject to applicable withholding taxes), without interest.

          2.     The Offer is being made for all issued and outstanding Shares.

          3.     The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on Wednesday, April 7, 2010, unless the Offer is extended.

          4.     The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn before the expiration of the Offer at least that number of Shares, which, together with the Shares then owned by Litex and its subsidiaries (including Purchaser), represents at least a majority of the total number of Shares then outstanding on a fully-diluted basis, (ii) the Company's Board of Directors having redeemed the Rights or Purchaser being satisfied, in its reasonable discretion, that such Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger, and (iii) if applicable, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is not conditioned upon any financing arrangements or subject to a financing condition. Other conditions to the Offer are contained in the Offer to Purchase.

          5.     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 8 of the Letter of Transmittal.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us with sufficient time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of the Shares (excluding Shares beneficially owned by Litex and its subsidiaries (including Purchaser)). Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If Purchaser

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becomes aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort Purchaser cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Stifel, Nicolaus & Company, Incorporated, the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by BNY Mellon Shareowner Services (the "Depositary") of (i) the certificates (including any applicable Rights Certificates) evidencing such Shares or timely Book-Entry Confirmation (as defined in the Offer to Purchase) of the book-entry transfer of such Shares (if such procedure is available), into the Book- Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedures set forth in "The Offer—Section 3—Procedures for Tendering Shares" of the Offer to Purchase; (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase); and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for such Shares, or confirmation of book-entry transfer of such Shares to the Depositary's account at the Book-Entry Transfer Facility, are actually received by the Depositary.

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Instructions with Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Series A Preferred Stock Purchase Rights)
of
Craftmade International, Inc.
at
$5.25 Net Per Share
by
Litex Acquisition #1, LLC
a wholly-owned subsidiary of
Litex Industries, Limited

        The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated March 2, 2010, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"), in connection with the offer by Litex Acquisition #1, LLC, a direct, wholly-owned subsidiary of Litex Industries, Limited, to purchase (i) all issued and outstanding shares of common stock, par value $0.01 per share (the "Stock"), of Craftmade International, Inc., a Delaware corporation (the "Company") and (ii) the associated Series A Preferred stock purchase rights (the "Rights" and together with the Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of June 23, 1999, as amended by Amendment No. 1 to Rights Agreement dated as of June 9, 2009, by and between the Company and Computershare Trust Company, N.A., (the "Rights Agreement") for $5.25 per share net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:

Shares*

Certificate Nos. (if available):

Account Number:

Taxpayer Identification or Social Security Number(s):

Dated

*
Unless otherwise indicated, it will be assumed that all Shares held for the account of the undersigned are to be tendered.

 SIGN BELOW:

Signature(s)
Name(s)
Address(es)
Area Code and Telephone Number(s)

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  Exhibit (a)(1)(E)
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